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                                                                    EXHIBIT 12
                                                                    ----------

               UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                              Years Ended December 31,
                                                   ------------------------------------------------------------------------------
                                                     1995             1994             1993              1992              1991
                                                     ----             ----             ----              ----              ----
Determination of earnings:
   Income (loss) before provision for
     income taxes..............................    $ 89,800          $32,700         $(137,400)        $192,900          $130,300
   Fixed charges...............................      31,700           28,400            29,900           22,600            16,900
                                                   --------          -------         ---------         --------          --------
         Total earnings as defined.............     121,500           61,100          (107,500)         215,500           147,200
                                                   --------          -------         ---------         --------          --------

Fixed charges and other:
   Interest expense............................      20,700           18,200            18,500           14,700            12,000
   Interest portion of rent expense............      11,000           10,200            11,400            7,900             4,900
                                                   --------          -------         ---------         --------          --------
         Fixed charges.........................      31,700           28,400            29,900           22,600            16,900

   Capitalized interest........................         200              300             9,500            6,400             2,700
                                                   --------          -------         ---------         --------          --------

   Total fixed charges and capitalized
     interest..................................      31,900           28,700         $  39,400         $ 29,000          $ 19,600
                                                                                     =========         ========          ========

   Preferred stock dividends (1)...............      30,000           22,900
                                                   --------          -------

Combined fixed charges, capitalized
   interest and preferred stock
   dividends...................................    $ 61,900          $51,600
                                                   ========          =======

Ratio of Earnings to Fixed Charges
   and Capitalized Interest....................         3.8              2.1            N.M.(2)             7.4               7.5
                                                   ========          =======         =========         ========          ========

Ratio of Earnings to Combined
   Fixed Charges, Capitalized Interest
   and Preferred Stock Dividends...............         2.0              1.2
                                                   ========          =======


The ratio of earnings to fixed charges and capitalized interest and to combined fixed charges, capitalized interest and preferred stock dividends is computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges and capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense.

(1) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(2) Earnings are inadequate to cover fixed charges. The dollar amount of the deficiency at 12/31/93 is $147 million. If the restructuring charges of $138 million were excluded from the calculation, the dollar amount of the deficiency would have been $9 million.